[Davis Polk & Wardwell Letterhead]

                                                                    EXHIBIT 5.1

                                  650-752-2000





                                           April 12, 2001



Re:      Registration Statement on Form S-8

NetIQ Corporation
3553 North First Street
San Jose, CA 95134

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 13, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of approximately 3,983,040 shares of your Common Stock (the "Shares") reserved for issuance under the WebTrends Corporation 1997 Stock Incentive Compensation Plan and the WebTrends Corporation Amended & Restated 1998 Stock Incentive Compensation Plan (each a "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that the Shares, as or when issued and sold in the manner described in the Registration Statement and sold in the manner referred to in the respective Plan and pursuant to the agreement which accompanies the respective Plan, are or will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                               Very truly yours,



                               /s/ Davis Polk & Wardwell